EXHIBIT 10.2

August 6, 2015
Confidential
Anne Marie Cook

Dear Anne Marie:

At Sage, our mission is to make life better for patients with central nervous systems diseases by discovering, developing, and delivering important new medicines to the market. Our success results from our people creating products with benefits for patients coupled with our drive to excel in all areas of our business.

On behalf of Sage Therapeutics, (the “Company”), I am pleased to extend an offer of employment to you. You have made an outstanding impression, and we welcome you to join our team and our quest to make a difference for patients. The purpose of this letter is to summarize the terms of your employment with the Company.

Position	Senior Vice President, General Counsel, reporting to Jeff Jonas, Chief Executive Officer

This position is a key factor in Sage’s continued success, and we are confident that it will be an exciting opportunity for you as well. In considering this role, we ask that you agree to devote your full business time, best efforts, skill, knowledge, attention, and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company.

Compensation

Your base rate of compensation will be $15,000 bi-monthly (annualized rate of $360,000), less all applicable federal, state, and local taxes and withholdings, to be paid in installments in accordance with the Company’s standard payroll practices. Such base salary may be adjusted from time to time in accordance with normal business practices and at the sole discretion of the Company.

In addition, you will be eligible to participate in the Sage Bonus Plan at an annual target of 35% of your base rate of compensation, which for calendar year 2015 will be prorated based upon your date of hire. This discretionary bonus will be based on the Company’s assessment and attainment of corporate and individual goals.

Subject to the approval by the Board of Directors of the Company (the “Board”), in connection with the commencement of your employment you will be granted an option to purchase 110,000 shares of the Company’s common stock (the “Option”). The Award will be granted following the commencement of your employment at our next Board or Committee meeting. The exercise price of the Award will be at least equal to the fair market value of the Company’s common stock on the date of grant. The Award will be subject to the terms and conditions of the Company’s then-current stock option plan and form of stock option agreement. These Options will vest as follows: 25% of the Shares shall vest and become exercisable on the first anniversary of the Vesting Commencement Date; thereafter, the remaining 75% of the shares shall vest and become exercisable in 36 equal monthly installments at the end of each month following the anniversary of the Vesting Commencement Date. Vesting is contingent on your continued full-time employment with the Company. The Vesting Commencement Date is your date of hire with the Company.

Sign On Bonus

The company will provide you with a sign-on bonus of $50,000 which will be subject to customary deductions and withholdings as required by law. If you should for any reason voluntarily terminate your employment with SAGE within the first 12 months of receiving the sign-on bonus, you agree to return the gross amount of the payment within 30 days of your departure date. If you voluntarily terminate your employment with SAGE within 13-24 months of receiving the bonus, you agree to return to the Company 50% of the gross amount of the sign on bonuses.

Benefits

Because we care about the well-being of our employees, we are pleased to provide you with a comprehensive benefits and wellness package. This is meant to assist you in staying healthy, planning for the future, and developing your career. Our benefits currently include medical, dental, four weeks vacation (prorated during your first calendar year of employment), fitness benefit, flexible-spending accounts, 401k, and much more. Additional information about these benefits is outlined in the enclosed summary.

Eligibility for Employment

For purposes of federal immigration law, you will be required to provide the Company documentary evidence that you are eligible for employment in the United States and evidence of your identity. This requirement applies to U.S. citizens, as well as foreign nationals. Such documentation must be provided to the Company within three (3) business days of your date of hire. Please bring the appropriate documents with you on your first day of employment.

As a condition of your employment, you will be required to execute the “Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement” (the “Agreement”). You are asked to return a signed copy on your first day of employment.

Employment Relationship

While we hope for a long and mutually beneficial relationship, you acknowledge that this letter does not constitute a contract of employment for any particular period of time and does not affect the at-will nature of the employment relationship with the Company. Either you or Sage has the right to terminate your employment at any time.

Prior Obligations

By signing this letter, you represent that you are not bound by any employment contract, restrictive covenant, or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. Please note that this offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions, and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by Massachusetts law.

If this letter correctly sets forth the initial terms under which you will be employed by the Company, please sign this letter in the space provided below and return it to me along with the signed Agreement Concerning Loyalty, Confidential Business Information, Inventions and Post-Employment Activity. This offer will remain open for five business days from the date of this letter.

We are very enthusiastic about having you join our team! We believe you will make a critical contribution to our success and believe that the opportunities presented will allow you significant personal and professional growth. We hope that you will find Sage a rewarding experience. If you have any questions please do not hesitate to call anytime.

Very truly yours,

SAGE Therapeutics

/s/ Erin Lanciani
By:	Erin Lanciani
Vice President, Human Resources

/s/ Anne Marie Cook	8/31/15	9/16/15
Signature	Date	Start Date